Filed Pursuant to Rule 433
                                                          File No. 333-147919-01

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The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-367-9305 (and dialing extension 54372) or by calling 212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

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

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                THE NATIONAL CITY MORTGAGE CAPITAL TRUST 2008-1,
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2008-1



--------------------   -------------    ------------    ---------------------------   --------------------   ---------------
                       Initial Class    Pass-Through                                                             Minimum
Class                   Balance(1)          Rate        Principal Types(2)            Interest Types(2)      Denomination(3)
--------------------   -------------    ------------    ---------------------------   --------------------   ---------------
Offered Certificates
Class 1-A-1             $115,131,000        (7)         Super Senior, Pass-Through    Variable Rate                 $100,000
Class 1-A-2               $6,753,000        (8)         Super Senior Support,         Variable Rate                 $100,000
                                                        Pass-Through
Class 1-A-3                (9)             (10)         Senior, Notional Amount       Variable Rate,                $100,000
                                                                                      Interest Only
Class 1-A-R                     $100        (8)         Senior, Sequential Pay        Variable Rate                     $100
Class 2-A-1(11)         $240,175,000      6.000%        Super Senior, Pass-Through,   Fixed Rate                    $100,000
                                                        Exchangeable
Class 2-A-2              $13,353,000      6.000%        Super Senior Support,         Fixed Rate                    $100,000
                                                        Pass-Through
Class 2-A-3(11)         $157,994,000      6.000%        Super Senior, Sequential      Fixed Rate                    $100,000
                                                        Pay, Exchangeable REMIC,
Class 2-A-4(11)          $55,978,000      6.000%        Super Senior, Sequential      Fixed Rate                    $100,000
                                                        Pay, Exchangeable REMIC
Class 2-A-5(11)          $26,203,000      6.000%        Super Senior, Lockout,        Fixed Rate                    $100,000
                                                        Exchangeable REMIC
Class 2-IO                 (9)            6.000%        Senior, Notional Amount       Fixed Rate, Interest          $100,000
                                                                                      Only
Class 2-PO                  $710,292       (12)         Senior, Ratio Strip           Principal Only                $100,000
Class 1-B-1               $2,894,800        (8)         Subordinate                   Variable Rate                 $100,000
Class 1-B-2               $1,286,400        (8)         Subordinate                   Variable Rate                 $100,000
Class 1-B-3                 $771,800        (8)         Subordinate                   Variable Rate                 $100,000
Class 2-B-1               $3,011,000      6.000%        Subordinate                   Fixed Rate                    $100,000
Class 2-B-2               $1,571,000      6.000%        Subordinate                   Fixed Rate                    $100,000
Class 2-B-3                 $655,000      6.000%        Subordinate                   Fixed Rate                    $100,000
Non-Offered
Certificates
Class 1-B-4                 $836,200        (8)         Subordinate                   Variable Rate                N/A
Class 1-B-5                 $321,600        (8)         Subordinate                   Variable Rate                N/A
Class 1-B-6                 $643,223        (8)         Subordinate                   Variable Rate                N/A
Class 2-B-4               $1,178,000      6.000%        Subordinate                   Fixed Rate                   N/A
Class 2-B-5                 $393,000      6.000%        Subordinate                   Fixed Rate                   N/A
Class 2-B-6                 $785,139      6.000%        Subordinate                   Fixed Rate                   N/A
                                                                                           Expected Initial Rating
                                                                                            of Certificates(6)
--------------------   ---------------   -----------   --------------------   ----------   -----------------------
                         Incremental     Certificate     Final Scheduled
Class                  Denomination(3)     Form(4)     Distribution Date(5)     CUSIP      Fitch        S&P
--------------------   ---------------   -----------   --------------------   ----------   -----   ---------------
Offered Certificates
Class 1-A-1                  $1              BE           March 25, 2038      635419 AA2    AAA         AAA
Class 1-A-2                  $1              BE           March 25, 2038      635419 AB0    AAA         AAA

Class 1-A-3                  $1              BE           March 25, 2038      635419 AC8    AAA         AAA
Class 1-A-R                  N/A              D           March 25, 2038      635419 AD6    AAA         AAA
Class 2-A-1(11)              $1              BE           March 25, 2038      635419 AE4    AAA         AAA

Class 2-A-2                  $1              BE           March 25, 2038      635419 AF1    AAA         AAA

Class 2-A-3(11)              $1              BE           March 25, 2038      635419 AG9    AAA         AAA

Class 2-A-4(11)              $1              BE           March 25, 2038      635419 AH7    AAA         AAA

Class 2-A-5(11)              $1              BE           March 25, 2038      635419 AJ3    AAA         AAA

Class 2-IO                   $1              BE           March 25, 2038      635419 AK0    AAA         AAA

Class 2-PO                   $1              BE           March 25, 2038      635419 AL8    AAA         AAA
Class 1-B-1                  $1              BE           March 25, 2038      635419 AM6    AA          AA
Class 1-B-2                  $1              BE           March 25, 2038      635419 AN4     A           A
Class 1-B-3                  $1              BE           March 25, 2038      635419 AP9    BBB         BBB
Class 2-B-1                  $1              BE           March 25, 2038      635419 AQ7    AA          AA
Class 2-B-2                  $1              BE           March 25, 2038      635419 AR5     A           A
Class 2-B-3                  $1              BE           March 25, 2038      635419 AS3    BBB         BBB
Non-Offered
Certificates
Class 1-B-4                  N/A             N/A               N/A               N/A        BB          BB
Class 1-B-5                  N/A             N/A               N/A               N/A         B           B
Class 1-B-6                  N/A             N/A               N/A               N/A       None        None
Class 2-B-4                  N/A             N/A               N/A               N/A        BB          BB
Class 2-B-5                  N/A             N/A               N/A               N/A         B           B
Class 2-B-6                  N/A             N/A               N/A               N/A       None        None

----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%. The initial class balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial class balance of such class. The maximum initial class balance of a class of exchangeable REMIC certificates represents the initial class balance of such class prior to any exchanges. The maximum initial class balance of a class of exchangeable certificates represents the maximum class balance of such class that could be issued in an exchange.

(2)   [RESERVED].

(3) Denominations for interest only certificates are expressed in notional amount.

(4)   [RESERVED].

(5) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(6) The offered certificates will not be issued unless they receive at least the ratings set forth in this table.

(7) For each distribution date occurring prior to and in November 2012, interest will accrue on these certificates at a per annum rate equal to the lesser of (i) the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1 and (ii) 5.750%. For each distribution date occurring in and after December 2012, interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1. For the initial distribution date in March 2008, the pass-through rate on these certificates is expected to be approximately 5.750% per annum.

(8) For each distribution date, interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1. For the initial distribution date in March 2008, the pass-through rate on these certificates is expected to be approximately 6.187% per annum.

(9) The Class 1-A-3 and Class 2-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $115,131,000 and $22,340,093, respectively).

(10) For each distribution date occurring prior to and in November 2012, interest will accrue on these certificates at a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1 over (ii) 5.750%. For each distribution date occurring in and after December 2012, the pass-through rate on these certificates will be zero and these certificates will not be entitled to any distributions of interest. For the initial distribution date in March 2008, the pass-through rate on these certificates is expected to be approximately 0.437% per annum.

(11) Each of these classes is exchangeable, in combination with other classes or individually as specified in Appendix A hereto, for certain other class or classes of certificates.

(12) The Class 2-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

--------------------------------------------------------------------------------

      Senior Principal Distribution Amount

      The following paragraphs describe the calculation of distributions of principal on the Certificates, other than the Exchangeable Certificates.

      The allocation of principal distributions to a class of Exchangeable REMIC Certificates will be made assuming no exchanges have occurred.

      For the Senior Non-PO Certificates of group 1:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the Pool Distribution Amount for loan group 1 remaining after distributions of interest on the Group 1 Senior Certificates, as principal, sequentially, as follows:

      first, to the Class 1-A-R Certificate, until its Class Balance has been reduced to zero; and

      second, concurrently, to the Class 1-A-1 and Class 1-A-2 Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 2:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after distributions of interest on the Group 2 Senior Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal, concurrently, as follows:

            (A) Approximately 94.7331261241% as follows:

                  (i) to the Class 2-A-5 Certificates, up to the Class 2-A-5 Priority Amount, until their Class Balance has been reduced to zero;

                  (ii) to the Class 2-A-3 and Class 2-A-4 Certificates, sequentially, in that order, until their Class Balances have been reduced to zero; and

                  (iii) to the Class 2-A-5 Certificates, until their Class Balance has been reduced to zero; and

            (B) Approximately 5.2668738759% to the Class 2-A-2 Certificates until their Class Balance has been reduced to zero.

      The preceding distribution priorities for a group will not apply on any Distribution Date on or after the applicable Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Non-PO Certificates of the related group will be distributed concurrently, as principal to such classes, based on their Class Balances.

      If an exchange of all or a portion of Exchangeable REMIC Certificates included in a REMIC Combination has occurred, the class of Exchangeable Certificates included in the related Exchangeable Combination will be entitled to receive its proportionate share of principal distributions allocated to such Exchangeable REMIC Certificates on each Distribution Date.

      Any amounts distributed on a Distribution Date to any class of Exchangeable Certificates will be allocated among the outstanding Certificates of such class pro rata in accordance with their respective Percentage Interests.

      Priority Amount

      On each Distribution Date prior to the applicable Senior Credit Support Depletion Date, to the extent funds are available, an amount up to the Class 2-A-5 Priority Amount for such Distribution Date will be distributed as principal to the Class 2-A-5 Certificates in accordance with the priorities described above under "-- Senior Principal Distribution Amount."

      The "Class 2-A-5 Priority Amount" for any Distribution Date will be equal to the lesser of (i) the Class Balance of the Class 2-A-5 Certificates and (ii) the product of (a) 94.7331261241% of the Senior Principal Distribution Amount for loan group 2 for such Distribution Date, (b) the Lockout Shift Percentage and (c) the Class 2-A-5 Priority Percentage.

      The "Class 2-A-5 Priority Percentage" for any Distribution Date will equal
(i) the Class Balance of the Class 2-A-5 Certificates divided by (ii) the sum of the Class Balances of the Class 2-A-3, Class 2-A-4 and Class 2-A-5 Certificates.

      The "Lockout Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                         Lockout
Distribution Date Occurring In                      Shift Percentage
------------------------------------------------   ------------------
March 2008 through February 2013................           0%
March 2013 through February 2014................           30%
March 2014 through February 2015................           40%
March 2015 through February 2016................           60%
March 2016 through February 2017................           80%
March 2017 and thereafter.......................          100%

                       Appendix A - Available Combination

       Exchangeable REMIC Certificates                 Exchangeable Certificates
-------------------------------------------   -------------------------------------------
                                                                Maximum
                  Maximum                                       Initial
Exchangeable       Class                      Exchangeable       Class
 REMIC Class    Balance (1)    CUSIP Number       Class        Balance(1)    CUSIP Number
-------------   ------------   ------------   -------------   ------------   ------------
    REMIC                                     Exchangeable
Combination 1                                 Combination 1
-------------   ------------   ------------   -------------   ------------   ------------
    2-A-3       $157,994,000    635419 AG9        2-A-1       $240,175,000    635419 AE4
    2-A-4        $55,978,000    635419 AH7
    2-A-5        $26,203,000    635419 AJ3

(1) Exchangeable REMIC Certificates and Exchangeable Certificates may be exchanged only in the proportion that the maximum initial Class Balances of such Certificates bear to one another as shown above.